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                                                                      Ex - 10.46


                            AMENDMENTS TO EMPLOYMENT

        AGREEMENT made as of the 22nd day of July, 1996, between MBf USA, a Maryland corporation, having an office at 500 Park Boulevard, Itasca, IL 60143 (the "Corporation") and EDWARD J. MARTEKA, an employee of the Corporation, with Social Security Number ###-##-#### (the "Executive").

                              W I T N E S S E T H:

        WHEREAS, the Corporation and the Executive entered into an Employment Agreement ("Employment Agreement") dated April 1, 1994, pursuant to which the Executive was employed as the President of MBf USA Inc., and American Health Products Corporation, a wholly-owned subsidiary of the Corporation, and

        WHEREAS, the Prior Employment Agreement remains in effect except where the following paragraphs replace the same numbered paragraphs found in the "Employment Agreement".

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the parties hereby agree to the following paragraphs to be substituted and therefore is amended as herein provided.

12.     Termination and Resignation.

              (b)(i) Thirty (30) days prior written notice from the Executive to the Corporation that the Executive elects to terminate this Agreement by resignation as of the date specified in the written notice.

13.     Effect of Termination and Resignation.

              (a) In the event that this Agreement is terminated by the Corporation or the Executive resigns pursuant to 12.(b)(i), Executive shall be entitled to receive at the end of each month, commencing with the first month beginning after the effective date of such termination or resignation, an amount equal to the sum of his monthly base salary in effect at the time of termination or resignation and the monthly automobile allowance set forth in the Paragraph 5(c) for a period of six (6) months. In addition, the Corporation shall continue to provide to Executive during such six (6) month period (i) medical insurance and (ii) other additional benefits such as employee and company participation in the 40lK plan, vacation pay in effect at the same time of termination or resignation, and to which Executive was entitled hereunder. In the event Executive is terminated without cause or resigns, Executive will have ninety (90) days, at the end of this six (6) month severance period, within which to exercise his stock options he would have been eligible.

21.     Governing Law.

                This Agreement constitutes the entire agreement between the parties and shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed solely within such State.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


MBf USA INC.



By:  /s/ LOI HENG SEWN                    /s/ EDWARD J. MARTEKA
     -------------------------------      --------------------------------
     LOI HENG SEWN                        EDWARD J. MARTEKA
     CHAIRMAN                             EXECUTIVE
     22nd July 1996                       July 22, 1996